EXHIBIT 99.1

NMI Holdings Refinances $150 Million Term Loan and
Enters Into $85 Million Revolving Credit Facility
EMERYVILLE, Calif., May 24, 2018 -- NMI Holdings, Inc., (Nasdaq: NMIH), the parent of National Mortgage Insurance Corporation (National MI), announced today that it successfully completed the refinancing of its existing senior secured term loan with a new five-year $150 million senior secured term loan (the “Term Loan”). The Term Loan will bear interest at a per annum rate for LIBOR based loans equal to LIBOR plus 4.75%. The Term Loan was issued at a price equal to 99.5% of par.
The company also entered into a three-year, $85 million senior secured revolving credit facility (the “Revolving Credit Facility”). Borrowings under the Revolving Credit Facility may be used for general corporate purposes, including capital contributions to the company’s insurance subsidiaries. As of the date of this announcement, no amounts have been borrowed under the Revolving Credit Facility.
The credit agreement governing the Term Loan and the Revolving Credit Facility, which will be filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K, includes certain covenants and conditions customary for agreements of this type.
J.P. Morgan, RBC Capital Markets and SunTrust Robinson Humphrey, Inc. served as joint lead arrangers and joint bookrunners for the transactions.
Cautionary Note Regarding Forward Looking Statements
This press release contains forward looking statement within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements.  Forward-looking statements in this press release include statements regarding the company’s financing arrangements.  Any or all of our forward-looking statements in this press release may turn out to be inaccurate, and you are cautioned not to place undue reliance on such statements. More information about the risks, uncertainties and assumptions affecting the company can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K for the year ended December 31, 2017 and in other filings we make with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.
About NMI Holdings
NMI Holdings, Inc. (NASDAQ: NMIH) is the parent company of National Mortgage Insurance Corporation (National MI), a U.S.-based, private mortgage insurance company enabling low down payment borrowers to realize home ownership while protecting lenders and investors against losses related to a borrower's default. To learn more, please visit www.nationalmi.com.
Investor Contact
John M. Swenson
Vice President, Investor Relations and Treasury
john.swenson@nationalmi.com
(510) 788-8417